May 20, 2010

To: Kevin Jasper and Steven Vlahos, Directors of Insight Management Corporation

The undersigned hereby resigns as President/CEO of Insight Management with immediate effect per section 5 (c) of the President/CEO Employment Agreement, "Termination for Good Reason":

(ii) any material breach by the Company of this Agreement

Insight Management has not been able to pay Executive's salary since June of 2009.

(iv) the failure of the Company to obtain Director's and Officer's liability insurance as described in Exhibit A

Insight Management has not been able to obtain D&O insurance due to the fact the company has not been able to obtain sufficient funding to meet the requirements of the insurance quotes.

(v) any significant change in the Executive's duties and responsibilities.

On March 30, 2009, a significant change occurred to my duties and responsibilities, when the majority shareholder requested my resignation as a director.

With my resignation from Insight Management, I hereby resign as Treasurer of Insight Management, as well as any directorship and officer positions in any Insight Management subsidiary.

This resignation shall not constitute a waiver of any rights per the Employment Agreement and in particular in section 5 (c).

Jennifer Rapacki